Exhibit 99.2

For: J. Crew Group

Contact:
James Scully
Chief Financial Officer
(212) 209-8040

Owen Blicksilver
Owen Blicksilver PR
(516) 742-5950

For Immediate Release

J. CREW ANNOUNCES ENTRY INTO CREDIT AND GUARANTY AGREEMENT, COMPLETION OF

TENDER OFFER AND CONSENT SOLICITATION RELATING TO 9 3/4% SENIOR SUBORDINATED NOTES DUE 2014 AND

REDEMPTION OF 13 1/8% SENIOR DISCOUNT DEBENTURES DUE 2008

NEW YORK (May 16, 2006) — J. Crew Operating Corp. (the “Company”) announced today that, on May 15, 2006 (the “Closing Date”) the Company entered into a Credit and Guaranty Agreement (the “Credit Agreement”) by and among the Company, as borrower, J. Crew Group, Inc. (“Group”) and certain of the Company’s direct and indirect subsidiaries as guarantors, certain lenders named in the Credit Agreement, Goldman Sachs Credit Partners L.P. and Bear, Stearns & Co. Inc. as joint lead arrangers and joint bookrunners, Goldman Sachs Credit Partners L.P. as administrative agent and collateral agent, Bear Stearns Corporate Lending Inc. as syndication agent and Wachovia Bank, National Association as documentation agent.

The total amount of term loan borrowed by the Company under the Credit Agreement on the Closing Date was $285 million. The Credit Agreement has an accordion feature by which that amount may be increased to up to $385 million on a one-time basis prior to December 31, 2006 subject to certain terms and conditions. Borrowings under the term loan will bear interest, at the Company’s option, at the base rate plus a margin ranging from 0.75% to 1.25% or at LIBOR plus a margin ranging from 1.75% to 2.25% per annum, payable quarterly, and will mature on the earlier of (a) the seventh anniversary of the Closing Date and (b) six months prior to the maturity date or the mandatory redemption date (unless extended or repaid in accordance with their terms) of Group’s 13 1/8% Senior Discount Debentures due 2008 (the “Debentures”), the indebtedness outstanding under the Amended and Restated Credit Agreement with TPG-MD Investment LLC and Group’s outstanding Series A preferred stock and Series B preferred stock. In connection with the Credit Agreement, the Company also amended certain of its existing credit agreements.

The Company also announced that, on May 15, 2006, it accepted for payment all of its 9 3/4% Senior Subordinated Notes due 2014 (CUSIP No. 46612GAC1) (the “Notes”) that were validly tendered pursuant to its previously announced tender offer and consent solicitation (the “Offer”). The Company used the proceeds of the term loan and cash on hand to pay the total consideration to holders of the Notes that were validly tendered pursuant to the Offer, and to pay premiums, fees, commissions and expenses related to the Offer.

Each holder who validly tendered its Notes received total consideration equal to $1,015.07 per $1,000 principal amount of the Notes validly tendered, or 101.507% of their par value, plus accrued and unpaid interest up to, but not including, the settlement date, which was May 15, 2006.

The Offer was commenced on October 3, 2005 and expired at 9:00 a.m. on May 15, 2006. The Offer was conditioned upon, among other things, the satisfaction or waiver of all closing conditions contained in the underwriting agreement relating to Group’s initial public offering and upon the satisfaction or waiver of all funding conditions contained in the documents relating to a previous term loan the Company was going to obtain from certain lenders, each as described in the Offer documents. The Company waived both of these conditions. All other conditions of the Offer were satisfied.

The Company previously announced that holders of 100% of the outstanding principal amount of the Notes ($275.0 million) had tendered their Notes and consented to the proposed amendments to the indenture governing the Notes, and that the Company had entered into a supplemental indenture containing the proposed amendments, which became effective upon the acceptance by the Company of the Notes that were validly tendered in the Offer.

On May 15, 2006, Group issued a redemption notice pursuant to the Indenture dated as of October 17, 1997 (as amended by the First Supplemental Indenture dated as of May 6, 2003, the “Indenture”) between Group, as issuer, and U.S. Bank National Association, as trustee, to redeem in whole, on June 14, 2006, all of its outstanding Debentures issued under the Indenture. The Debentures will be redeemed at a redemption price equal to 100% of the outstanding aggregate principal amount of the Debentures, together with accrued and unpaid interest to the redemption date.

J. Crew Group is a nationally recognized retailer of men’s and women’s apparel, shoes and accessories. The Company operates 164 retail stores, the J. Crew catalog business, jcrew.com, and 44 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.